Exhibit 99.1

Magellan Shareholders Approve Strategic Exchange Transaction

DENVER, July 19, 2016 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced that its shareholders approved the previously announced strategic exchange transaction at the annual and special meeting of the shareholders held on July 13, 2016.

On July 13, 2016, the Company held an annual and special meeting of the shareholders of the Company during which meeting the shareholders approved the exchange and the other transactions contemplated by the Exchange Agreement dated as of March 31, 2016, between Magellan and One Stone Holdings II LP (“One Stone”).

J. Thomas Wilson, President and CEO of the Company, commented, “We are pleased that Magellan’s shareholders have approved the Exchange Agreement with One Stone, which paves the way to finalizing the strategic alternatives review process the Company is conducting. We are currently working with One Stone to obtain the remaining consents required to permit the closing of the exchange transaction, which we expect should occur toward the end of July 2016.”

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words "believe", "expect", "intend", "plan", “potential”, and similar expressions are intended to identify forward-looking statements, and these statements may relate to the exchange transaction. These statements involve a number of known and unknown risks which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about the Company’s ability to complete the exchange transaction on anticipated terms, in a timely manner or at all; the duration of the strategic alternatives review process; and other matters discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and any updates thereto in subsequent reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date of this release. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company historically focused on CO2-enhanced oil recovery ("CO2-EOR") projects in the Rocky Mountain region. Upon the anticipated closing of the transactions contemplated by the Exchange Agreement that the Company entered into with its preferred shareholder on March 31, 2016, the Company will have disposed of its CO2-EOR activities. Historically active internationally, Magellan also owns exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Antoine Lafargue
Senior Vice President -- CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com